Exhibit 99-3

	Jackson Fund Services
	Fidelity Bond Coverage Requirements
	Determination Date: 4-30-2026

		Total Assets (as of 4-30-2026)	Minimum Amount of Bond Required for Joint Coverage

	JNL Series Trust	$ 259,696,957,611	$ 2,500,000	[1]
	JNL Investors Series Trust	3,755,624,700	2,300,000
	Jackson Credit Opportunities Fund	585,281,104	900,000
	Jackson Real Assets Fund	373,637,779	750,000
	Extra coverage		550,000
		Total	$ 7,000,000

	Bond Coverage		$ 7,000,000	[2]

[1]	Maximum coverage required.
[2]	ICI Mutual Insurance Company coverage expires January 1, 2027.